Exhibit 5.1

17 June 2024	Our Ref: MRC/WPTL/BLUI/Q0149-H26206

iQIYI, Inc.

c/o Maples Corporate Services Limited

P.O. Box 309 Ugland House

South Church Street, George Town

Grand Cayman KY1-1104

Cayman Islands

Dear Sir or Madam

iQIYI, Inc.

We have acted as Cayman Islands legal advisers to iQIYI, Inc. (the “Company”) in connection with the Registration Statement (as defined in Schedule 1), to be filed with the Securities and Exchange Commission (the “Commission”) relating to the registration under the U.S. Securities Act of 1933, as amended, of 350,000,000 class A shares of a par value of US$0.00001 each, reserved for issuance under the 2024 Plan as defined in Schedule 1, in the share capital of the Company (the “Shares”). We are furnishing this opinion as exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined and relied upon the originals, copies or translations of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in any of the documents cited in this opinion nor upon matters of fact or the commercial terms of the transactions the subject of this opinion.

Based upon the examinations and assumptions stated herein and upon such searches as we have conducted and having regard to legal considerations which we consider relevant and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

1.	The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands.

2.

The authorised share capital of the Company is currently US$1,000,000 divided into 100,000,000,000 share comprising of (i) 94,000,000,000 Class A Ordinary Shares of a par value of US$0.00001 each, (ii) 5,000,000,000 Class B Ordinary Shares of a par value of US$0.00001 each and (iii) 1,000,000,000 shares of a par value of US$0.00001 each.

WALKERS	Page 2

3.

The Shares to be issued and allotted pursuant to the Plan as defined in Schedule 1 have been duly authorised. When allotted, issued and fully paid for in the manner contemplated in the Plan and in accordance with the Resolutions and when appropriate entries have been made in the Register of Members of the Company, the Shares will be validly issued, allotted and fully paid, and there will be no further obligation on the holder of any of the Shares to make any further payment to the Company in respect of such Shares.

We hereby consent to the use of this opinion in, and the filing hereof, as an exhibit to the Registration Statement and further consent to all references to our name in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ WALKERS (HONG KONG)

WALKERS (HONG KONG)

WALKERS	Page 3

SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.

The Certificate of Incorporation dated 27 November 2009, the Certificate of Incorporation on Change of Name dated 13 September 2010, the Certificate of Incorporation on Change of Name dated 5 December 2017, the Ninth Amended and Restated Memorandum and Articles of Association as conditionally adopted by special resolution passed on 12 March 2018 effective immediately prior to the completion of the initial public offering of the Company’s American Depositary Shares representing its Class A Ordinary Shares (the “M&A”), the Register of Members and Register of Directors of the Company, copies of which have been provided to us by the Company (together, the “Company Records”).

2.	The Cayman Online Registry Information System (CORIS), the Cayman Islands’ General Registry’s online database, searched on 17 June 2024.

3.	A Certificate of Incumbency dated 22 February 2024 in respect of the Company issued by the registered office of the Company (the “Certificate of Incumbency”).

4.	A copy of the executed unanimous written resolutions of the board of directors dated 8 May 2024 (the “Resolutions”).

5.	The Company’s registration statement on Form S-8 (the “Registration Statement”).

6.	A copy of the 2024 Share Incentive Plan of the Company (the “Plan”).

WALKERS	Page 4

SCHEDULE 2

ASSUMPTIONS

1.

The originals of all documents examined in connection with this opinion are authentic. All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals. Any translations are a complete and accurate transaction of the original document they purport to translate.

2.	The M&A reviewed by us are the memorandum and articles of association of the Company and are in force at the date hereof.

3.	The Company Records are complete and accurate and all matters required by law and the M&A to be recorded therein are completely and accurately so recorded.

4.

There are no records of the Company (other than the Company Records), agreements, documents or arrangements other than the documents expressly referred to herein as having been examined by us which restrict the powers and authority of the Directors of the Company in any way or which would affect any opinion given herein.

5.

The Resolutions have been duly executed (and where by a corporate entity such execution has been duly authorised if so required) by or on behalf of each Director, and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed.

6.	The Resolutions remain in full force and effect and have not been revoked or varied.